State of Delaware
Secretary of State
Division of Corporations
Delivered 09:37 AM 09/20/2011
FILED 09:37 AM 09/20/2011
SRV 111020965 - 5040087 FILE

CERTIFICATE OF FORMATION
of
CAPMARK CAPITAL LLC

September 20, 2011

This Certificate of Formation of Capmark Capital LLC is executed and filed by the undersigned authorized person to form a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	The name of the limited liability company formed hereby is Capmark Capital LLC (the “LLC”).

2.	The address of the registered office of the LLC in Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3.	The LLC’s registered agent at that address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation as of the date first written above.

/s/ Thomas L. Fairfield
Name:	Thomas L. Fairfield
Title:	Authorized Person